SCHEDULE 14A
                               (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 Amendment No.

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Filed by a Party other than the Registrant [ ]

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                                           Commission Only (as permitted by
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[ ]   Definitive Proxy Statement
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[X]   Soliciting Material Under Rule14a-12

                           MYSTIC FINANCIAL, INC.
              (Name of Registrant as Specified In Its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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0-11.
      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other underlying value of transaction
            computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

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[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange
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FOR IMMEDIATE RELEASE

July 7, 2004

For further information please contact:

Richard P. Chapman, Jr.                 Ralph W. Dunham
Chairman, President and                 President & Chief Executive Officer
 Chief Executive Officer                Mystic Financial, Inc.
Brookline Bancorp, Inc.                 (781) 395 - 2800
(617) 730-3500


FOR IMMEDIATE RELEASE


                         Brookline Bancorp, Inc. and
             Mystic Financial, Inc. Announce Agreement to Merge.

Brookline, Massachusetts (July 7, 2004) - Brookline Bancorp, Inc., the holding company for Brookline Bank ("Brookline" Nasdaq: BRKL), and Mystic Financial, Inc. ("Mystic" Nasdaq: MYST) jointly announced today the execution of a definitive agreement in which Brookline, headquartered in Brookline, Massachusetts will acquire Mystic in an exchange of cash and stock. Mystic, headquartered in Medford, Massachusetts, operates Medford Co-operative Bank, a Massachusetts state-chartered co-operative bank with 7 offices in Middlesex County.

The transaction, approved by the directors of both companies, is valued at approximately $65.1 million. The total value at closing may rise or fall based on the per share price of Brookline common stock prior to closing. Under the terms of the agreement, stockholders of Mystic will be entitled to receive either cash or shares of Brookline common stock, subject to election and allocation procedures which are intended to ensure that, in aggregate, 40% of the shares of Mystic are converted into the right to receive cash of $39.00 per share and that 60% are converted into the right to receive a fixed exchange of 2.6786 shares of Brookline common stock for each share of Mystic. Mystic stock options will be cashed out for the in-the-money value of such options. Brookline will pay an aggregate of approximately $28.4 million in cash and issue approximately 2.52 million shares of its common stock. The total per share consideration is expected to be the sum of (a) 0.4 times $39.00 plus (b) 0.6 times 2.6786 shares of Brookline common stock times the price per share of Brookline common stock immediately prior to closing. At time of announcement, the exchange ratio of 2.6786 was based on the July 1, 2004 10-day average closing price of $14.56 for Brookline common stock.

Richard P. Chapman, Jr., Brookline's Chairman, President and Chief Executive Officer, commented "Mystic Financial is a near-perfect fit for us. It has an excellent branch network in some of the most attractive markets in Greater Boston. We share common cultures as community banks and believe the combination of Mystic and Brookline provides a stronger platform for growth and profitability. Mystic employees are firmly committed to the same philosophy of service quality as Brookline."


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The combination will give Brookline market share in the demographically attractive, and geographically contiguous, Middlesex County in Massachusetts. This transaction will give Brookline a No. 2 market share position in Medford with approximately 17.5% of total deposits to complement its existing No. 1 market share position in neighboring Brookline, where it holds 33% of total deposits as of June 30, 2003. The transaction also will increase Brookline's deposit base by 49%.

Mystic had total assets of $428 million, deposits of $346 million, loans of $297 million and stockholders' equity of $28 million as of March 31, 2004. Mystic presently operates 7 banking offices in the towns of Medford, Lexington, Arlington, Bedford and Malden, Massachusetts.

Ralph W. Dunham, President and Chief Executive Officer of Mystic, stated, "We are extremely pleased to be combining with an organization with such a rich history and commitment to customer service and community banking. We feel in our merger with Brookline that we are not only able to create value for our shareholders, but also retain, and even enhance, the customer service ideal that has for so long been the cornerstone of our existence."

John J. McGlynn, Chairman of the Board of Mystic Financial, added, "We believe that Brookline will continue to show a steadfast commitment to the communities that we have served so well, and we have great confidence in the ability of the combined organization to be a vital competitor in our combined market area."

It is anticipated that the merger will close in the first quarter of 2005 and is conditioned upon receiving the requisite regulatory approvals and Mystic shareholder approval. In connection with the merger, Medford Co-operative Bank will merge into Brookline Bank. As part of the transaction, one director from the Board of Mystic Financial will join the Boards of Brookline Bank and Brookline Bancorp, Inc. The transaction is expected to be accretive to earnings in the first year.

Ryan Beck & Co. served as exclusive financial advisor to Brookline Bancorp, Inc. in the transaction, and Luse Gorman Pomerenk & Schick, P.C. served as legal advisor. RBC Capital Markets served as exclusive financial advisor to Mystic Financial, Inc. in the transaction, and Thacher Proffitt & Wood LLP served as legal advisor.

Brookline will host a conference call for investors, analysts and other interested parties on Thursday, July 8, 2004 at 10:00 A.M. EST to discuss the transaction. All interested parties are welcome to access the conference call by dialing (800) 236-9788, passcode Brookline. Participants are asked to call in a few minutes prior to the call in order to register for the event. Brookline has prepared an investor presentation to accompany the audio call. This presentation will be available on Thursday, July 8, 2004 after 8:00 A.M., Eastern Standard Time. The presentation can be accessed on Brookline's website at http://www.brooklinebank.com in the Investor relations section. A replay of the call will be available until Thursday, July 22, 2004 by calling (800) 839-0860, pass code 1428.

Brookline Bancorp, Inc. is the holding company parent of Brookline Bank (the Bank). The primary activities of the Bank are to gather deposits from the general public and to invest the resulting funds, plus those derived from borrowings, capital initiatives and operations, in loans and investment securities. The Company's loan portfolio consists of loans secured by real estate and indirect automobile loans. The investment portfolio primarily consists of debt securities and mortgage-backed securities issued by the United States Government and United States Government Agencies. Brookline operates five full-service banking offices in Brookline, an urban/suburban community adjacent to the City of Boston, and full-service banking offices in Newton and West Roxbury, communities adjacent to Brookline.

Brookline Bancorp, Inc. and Mystic Financial, Inc. will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the


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Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Brookline and Mystic, at the SEC's Internet site (http://www.sec.gov).

Mystic Financial, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mystic in connection with the acquisition. Information about the directors and executive officers of Mystic and their ownership of Mystic common stock is set forth in Mystic's most recent proxy statement as filed with the SEC, which is available at the SEC's Internet site (http://www.sec.gov). Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Brookline's and Mystic's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute Brookline's and Mystic's business plans, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. Brookline and Mystic undertake no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


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